Exhibit (h)(3)(v)
PLF — PL INCOME FUND
AMENDMENT TO THE
EXPENSE LIMITATION AGREEMENT
          THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT (the “Amendment”) effective July 1, 2011, between Pacific Life Funds (the “Trust”), a Delaware statutory trust, on behalf of the PL Income Fund, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.
          WHEREAS, the Trust and Adviser are parties to a certain Expense Limitation Agreement dated December 31, 2010 (the “Agreement”); and
          WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;
          NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree that the Agreement is amended as follows:
1)	Section I, paragraph B is hereby deleted in its entirety and replaced with the following paragraph:

“Operating Expense Limit. The operating expense limit with respect to the PL Income Fund shall be 0.15% through June 30, 2014 (the “Operating Expense Limit”), based on a percentage of the average daily net assets of the PL Income Fund for the period described in Section I.D. The Adviser may elect to lower the expense caps and/or extend the time period further by amending this Agreement.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.
PACIFIC LIFE FUNDS, on behalf of the PL Income Fund

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: Vice President		Title: VP & Assistant Secretary
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary